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                     The enclosed items relate to the Credit Suisse Group (“CSG”) Option Reduction Program (the “Program”) that was announced yesterday and represent the legal delivery of the Offer to Exchange (the “Offer to Exchange”):

1.	Offer to Exchange

                     The enclosed Offer to Exchange was filed today with the United States Securities and Exchange Commission. This document sets out the details of the Program. We urge you to read the Offer to Exchange very carefully because it contains important information regarding the offer.

2.	Eligible Option Election Form and Acceptance Letter

                     The enclosed Eligible Option Election Form lists your outstanding option grants that are eligible for exchange in the Program and the forms of election available to you with respect to each grant (i.e. new options, phantom or blocked registered shares or a 50/50 combination of new options and phantom or blocked registered shares). Also enclosed is an Acceptance Letter by which you may elect to participate in the Program. To participate in the Program, you must mark your election on the Eligible Option Election Form, initial it and return it together with the completed and executed signature page to the Acceptance Letter (a copy of which is attached as Schedule E to the Offer to Exchange) in the manner set forth in Section 7 of the Offer to Exchange.

                     Each of your eligible option grants is listed, however the total number of your outstanding options is not listed. If you wish to review your total current option holdings, you may do so by emailing or faxing Elizabeth Pfister, GHRA, elizabeth.m.pfister@credit-suisse.com or FAX + 41 1 211 1763.

3.	Withdrawal Letter

                     If you wish to withdraw your election, you must submit the Withdrawal Letter in the manner set forth in Section 9 of the Offer to Exchange. Also, if you wish to change your election you must submit the Withdrawal Letter before submitting a new Acceptance Letter. The Withdrawal Letter is enclosed herewith and can also be found as Schedule F to the Offer to Exchange. You may withdraw your acceptance and submit a new Acceptance Letter as many times as you wish until the close of the Program, which is expected to be 5 p.m., New York City time on September 9, 2003.

                     If you choose to withdraw your acceptance and submit a new Acceptance Letter, you must enter the details of the eligible options that you wish to exchange on the Election Table included in the Acceptance Letter.

4.	Program Website

                     Please also note that a CSG Offer Website has been created on which all documents and information relating to the Program will be posted. You may gain access to the CSG Offer Website at the following address:

URL:	[Intentionally Omitted]

User ID:	[Intentionally Omitted]

Password:	[Intentionally Omitted]

                     If you have any questions please contact the following individuals, or any of the individuals listed on Schedule B of the Offer to Exchange:

Elizabeth Pfister, +41 1 333 3233

elizabeth.m.pfister@credit-suisse.com

Timothy Gardner, +41 1 333 1530

timothy.gardner@credit-suisse.com

Cautionary Statement Regarding Forward-looking Information
This press release contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. We do not intend to update these forward-looking statements except as may be required by applicable laws. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission.